Exhibit 2.1	Asset Purchase Agreement dated March 15, 2005 between Hennessy Advisors, Inc. and Landis Associates LLC

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into on this 15th day of March, 2005, by and between HENNESSY ADVISORS, INC., a California corporation (“Buyer”) and LANDIS ASSOCIATES LLC, a Delaware limited liability company (“Seller”) (Buyer and Seller are hereinafter sometimes referred to collectively as the “Parties”).

RECITALS

A. Seller is a registered investment adviser under the Investment Advisers Act of 1940, as amended.

B. Seller serves as investment adviser to The Henlopen Fund (as defined herein) and is the owner of certain property, including property used or useful in providing investment advisory services to The Henlopen Fund.

C. Buyer wishes to acquire from Seller, and Seller wishes to sell to Buyer, such property upon the terms and subject to the conditions hereinafter set forth to facilitate the Fund Transaction, as defined herein.

D. The transactions contemplated by this Agreement are closing simultaneously with, and contingent upon, the transactions contemplated by the Hershey APA and the execution and enforceability of the Hershey Non-Compete.

AGREEMENTS

In consideration of the foregoing premises and the covenants and agreements contained herein, Buyer and Seller, intending to be bound legally, agree as follows:

ARTICLE 1 DEFINED TERMS

The following terms shall have the following meanings in this Agreement (other terms shall be defined in the text of this Agreement).

“Affiliate” means a person or entity that directly or indirectly controls, is controlled by or is under common control with a specified person or entity.

“Affiliated Person” means an affiliated person as defined in Section 2(a)(3) of the Investment Company Act.

“Agreement” means this Asset Purchase Agreement together with all schedules and exhibits attached hereto, and all amendments hereto and thereof.

“Closing” means the completion of those actions described in Section 8.2 and Section 8.3 of this Agreement.

“Closing Date” means the date of the Closing specified in Section 8.1 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Fund Transaction” means (i) the termination of the Management Agreement and any amendments thereto and the execution and delivery of a management agreement between The Henlopen Fund and Buyer; (ii) the resignation of the trustees of The Henlopen Fund and the election of new trustees for The Henlopen Fund designated by the Buyer; and (iii) the effectiveness of an amendment to The Henlopen Fund’s Registration Statement on Form N-1A converting The Henlopen Fund into the Hennessy Cornerstone Growth Fund, Series II (the “Rule 485(a) Amendment”).

“Hennessy Cornerstone Growth Fund, Series II” means The Henlopen Fund after the Fund Transaction.

“Hennessy Funds” means those investment companies registered under the Investment Company Act for which Buyer serves as investment adviser.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and rules and regulations promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and rules and regulations promulgated thereunder.

“Liens” means any security interest, mortgage, lien, pledge, charge, title retention, security agreement, lease, option, defect of title or other encumbrance or right of others, except for taxes not yet due or payable and encumbrances which do not materially impair the use, value or marketability of the assets to which they relate.

“Management Agreement” means the Investment Advisory Agreement dated October 29, 1992 between Seller and The Henlopen Fund and any and all amendments thereto.

“Material Adverse Effect” means:

(a) with respect to Seller, an effect on the business, licenses, prospects or condition (financial or otherwise) of Seller that would materially and adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or materially and adversely affect the Buyer’s ability to advise or manage the investments of The Henlopen Fund;

(b) with respect to Buyer, an effect on the business, licenses, prospects or condition (financial or otherwise) of the Buyer that would materially and adversely affect Buyer’s ability to advise or manage the investments of The Henlopen Fund or adversely affect the ability of Buyer to consummate the transaction contemplated by this Agreement; provided, however, that any condition materially and adversely affecting the mutual fund or investment management industries generally shall not be deemed to constitute a Material Adverse Effect; and

(c) with respect to The Henlopen Fund, means an effect that would cause The Henlopen Fund to incur any material liabilities not reflected in its net asset value as of the Closing Date or cause the previously reported net asset value of The Henlopen Fund on any date prior to the Closing Date to be incorrect.

“Mutual Fund” means any investment company which is registered under Section 8(b) of the Investment Company Act, 15 U.S.C. § 80a-8(b).

“Net Assets” means the aggregate net asset value of The Henlopen Fund.

“Securities Act” means the Securities Act of 1933, as amended, and rules and regulations thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and rules and regulations thereunder.

“The Henlopen Fund” means The Henlopen Fund, a Delaware business trust, as it presently exists and the Hennessy Cornerstone Growth Fund, Series II after it is reorganized or converted into such fund.

“Wrap Account” means any account in which the funds of third parties are managed in exchange for a flat, periodic fee.

ARTICLE II PURCHASED ASSETS; PURCHASE PRICE

Section 2.1. Purchased Assets. On the Closing Date, Seller shall deliver to Buyer originals or true copies of the following assets (the “Purchased Assets”), and only such assets:

(a) originals or true copies of all files, books, records and data files (in whatever form or forms including hard copy, microfilm, microfiche, CD ROM or other electronic media, including the software necessary to access the same) owned by or in the possession or control of Seller relating to investment accounts and investment history of The Henlopen Fund (except to the extent that Seller is required by applicable law to retain such materials or copies thereof in which event Seller shall, at Seller’s expense, provide to Buyer such materials or copies thereof, whichever is available);

(b) originals or true copies of all records required to be maintained and retained under the Investment Company Act or the Investment Advisers Act in connection with Seller’s provision of investment advisory services to The Henlopen Fund (except to the extent that Seller is required by applicable law to retain such materials or copies thereof in which event Seller shall provide to Buyer such materials or copies thereof, whichever is available); and

(c) all of Seller’s and its Affiliates’ rights to use the name “Henlopen,” all derivations thereof, and all registered or unregistered trademarks, trade names and similar intangibles owned by Seller and its Affiliates.

Section 2.2. Purchase Price.

(a) Definition. Subject to the potential adjustments provided for in Section 2.2(d), the “Purchase Price” shall be an amount equal to 0.5625% of the value of the net assets of The Henlopen Fund at the close of business on the business day immediately preceding the Closing Date.

(b) Payment. On the Closing Date, Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds to an account designated by Seller in writing at least two days prior to the Closing Date.

(c) Allocation of Purchase Price. The Parties agree the Purchase Price shall be allocated to the Purchased Assets in accordance with Schedule 2.2(c) attached hereto. The Parties acknowledge that such allocation represents the fair market value of the Purchased Assets and shall be binding upon the Parties for federal tax purposes. Each Party covenants to report gain or loss or cost basis (as the case may be) in a manner consistent with Schedule 2.2(c) for federal and state tax purposes. The Parties shall exchange mutually acceptable and completed IRS Forms 8594, which the Parties shall use to report the transaction contemplated hereunder to the IRS in accordance with such allocation.

(d) Adjustment of the Purchase Price. Prior to the Closing Date, Seller shall obtain an appraisal (the “Appraisal”) of (i) the Purchased Assets being sold pursuant to this Agreement, (ii) the assets being sold contemporaneously to Buyer by Hershey pursuant to the Asset Purchase Agreement between Hershey and Buyer dated on or about even date herewith (the “Hershey APA”), and (iii) the Non-Compete Agreement between Hershey and Buyer dated on or about even date herewith (the “Hershey Non-Compete”). Seller shall, within two business days of receipt, send Buyer a copy of the Appraisal and any drafts thereof. Based on the results of the Appraisal, Buyer, Seller and Hershey shall adjust the purchase prices of the assets being sold pursuant to this Agreement, the Hershey Non-Compete, and the Hershey APA, respectively; provided, that the aggregate purchase price of the assets to be sold shall remain unchanged (i.e., 2.25% of the value of the net assets of The Henlopen Fund at the close of business on the business day immediately preceding the Closing Date).

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

Section 3.1. Organization, Standing and Authority. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite company power and authority to conduct its business as presently conducted as it relates to providing investment advisory services to The Henlopen Fund, to execute and deliver this Agreement and the documents contemplated hereby and to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Seller hereunder and thereunder. Seller is duly qualified or licensed to do business as a foreign limited liability company, and is in good standing, in every jurisdiction where failure to be so qualified or licensed could have a Material Adverse Effect on Seller or The Henlopen Fund.

Section 3.2. Authorization and Binding Obligation. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary company action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by Buyer constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally, or by general equity principles (whether applied in a court of law or a court of equity and including limitations on the availability of specific performance or other equitable remedies).

Section 3.3. Registered Investment Adviser. Seller is registered with the Commission as an investment adviser under the Investment Advisers Act.

Section 3.4. No Violations. The execution, delivery and performance by Seller of this Agreement and the documents contemplated hereby (i) will not conflict with any provision of Seller’s articles of formation or operating agreement; (ii) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality, except as will not individually or in the aggregate have a Material Adverse Effect with respect to Seller or The Henlopen Fund or as will be cured or waived prior to the Closing Date; and (iii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Seller is a party or by which Seller may be bound, except as will not singly or in the aggregate have a Material Adverse Effect with respect to Seller or The Henlopen Fund, or as will be cured or waived prior to the Closing Date.

Section 3.5. Title to and Condition of Assets. As of the date hereof, Seller has good and marketable title to the Purchased Assets, and on the Closing Date will have good and marketable title to the Purchased Assets sufficient to convey title to the Purchased Assets to Buyer, free and clear of all Liens.

Section 3.6. Consents; Governmental/Regulatory Authorities. Seller is not required to submit any notice, report or other filing with, or obtain any authorization, consent or approval from, any governmental authority or self-regulatory organization prior to the execution, delivery and performance by Seller of this Agreement or the consummation of the transaction contemplated herein, other than notices, reports or other filings, authorizations, consents or approvals relating to matters that, in the aggregate, will not have a Material Adverse Effect with respect to the Seller or The Henlopen Fund.

Section 3.7. Financial Condition; Effect of Sale of Assets. Seller is not insolvent on the date of this Agreement and shall not be insolvent on the Closing Date. The transactions contemplated by this Agreement (i) will not render Seller insolvent or leave Seller with assets unreasonably small in relation to the business in which it is engaged and (ii) is not being undertaken by Seller with the intent to hinder, delay or defraud its creditors.

Section 3.8. Legal Actions. Except as set forth on Schedule 3.8, there is no action, suit, proceeding, complaint, litigation, investigation, inquiry or governmental proceeding pending, or to the knowledge of the Seller threatened, before any court or governmental or regulatory authority, against (i) any of the Purchased Assets or (ii) Seller or to the knowledge of Seller any party, that reasonably could be expected to have a Material Adverse Effect on Seller or The Henlopen Fund. Except as set forth on Schedule 3.8, the Seller is not subject to, or bound by, any judgment, order, writ, injunction or decree of any court, or of any governmental body, including the Commission, or of any arbitrator, that would prevent the conduct of business of Seller or The Henlopen Fund in accordance with current practice.

Section 3.9. Compliance with Laws. Seller’s business of providing investment advisory services to The Henlopen Fund is being operated in material compliance with all applicable laws, rules, regulations, ordinances, orders or requirements of all federal, state and local governmental or regulatory authorities. Seller has complied in all material respects with all written notices and demands to it from all governmental or regulatory authorities with respect to the ownership, use and operation of all of the Purchased Assets and the provision of investment advisory services to The Henlopen Fund.

Section 3.10. The Henlopen Fund.

(a) Registration and Regulation. The Henlopen Fund is duly registered with the Commission as an investment company under the Investment Company Act, and all shares of The Henlopen Fund which, since its organization, have been or are being offered for sale have been duly registered under the Securities Act and have been duly registered, qualified or are exempt from registration or qualification under the securities laws of each state or other jurisdiction in which such shares have been or are being offered. The Henlopen Fund is in compliance with all applicable laws, rules and regulations, including, without limitation, the Investment Company Act, the Securities Act, the Securities Exchange Act and all applicable state securities laws, except where the failure to be so in compliance would not have a Material Adverse Effect on Seller or The Henlopen Fund. The Henlopen Fund is in compliance with the investment policies and restrictions set forth in its registration statement currently in effect under the Securities Act, except where the failure to be so in compliance would not have a Material Adverse Effect on Seller or The Henlopen Fund. The value of the net assets of The Henlopen Fund is determined pursuant to the requirements of the Investment Company Act and purchases and redemptions of shares of The Henlopen Fund, since its organization has been effected at the net asset value per share calculated in such manner. There are no legal or governmental actions, investigations, inquiries or proceedings pending or threatened against The Henlopen Fund which could have a Material Adverse Effect on the condition (financial or otherwise) of Seller or The Henlopen Fund.

(b) Financial Statements. The books of account and related records of The Henlopen Fund fairly reflects the assets of The Henlopen Fund, liabilities and transactions in accordance with generally accepted accounting principles applied on a consistent basis. The audited financial statements as of and for the fiscal year ended June 30, 2004 (the “Financial Statement Date”), of The Henlopen Fund previously delivered to Buyer (the “Henlopen Fund Financial Statements”) present fairly in all material respects the financial position of The Henlopen Fund and the results of operations and changes in net assets for The Henlopen Fund in accordance with generally accepted accounting principles applied on a consistent basis as at the dates indicated. The Henlopen Fund Financial Statements have been audited by an independent accounting firm.

(c) No Material Adverse Changes. Since the Financial Statement Date, no material adverse change has occurred in the financial condition, results of operations, business, assets or liabilities of The Henlopen Fund or the status of The Henlopen Fund as a regulated investment company under the Code, other than changes resulting from any change in the mutual fund industry, in general conditions in the financial or securities markets or the performance of any investments made by The Henlopen Fund and other than changes occurring in the ordinary course of business of The Henlopen Fund.

(d) Contracts. Except for contracts and agreements disclosed on Schedule 3.10(d) (which shall be updated by Seller at Closing), The Henlopen Fund is not a party to any material contract, debt arrangement, futures contract, plan, lease, franchise, license or permit (other than permits issued under any state securities law) of any kind or nature whatsoever. No default by The Henlopen Fund, nor to the knowledge of Seller by any other party, exists under any of the contracts and agreements listed on Schedule 3.10(d).

(e) Taxes. All federal income tax returns, all other material federal tax returns, and all material state and local tax returns for any open tax periods required to be filed by The Henlopen Fund on or prior to the Closing Date have been or will be timely filed, such returns are or will be correct in all material respects, and all taxes shows as payable on such returns have been or will be timely paid. For any period for which tax returns of The Henlopen Fund are not required to have been filed in accordance with the previous sentence by the Closing Date, The Henlopen Fund has made, or will make by the Closing Date, an adequate accrual on their books of any taxes due or to become due, if any, as a result of actions occurring on or before the Closing Date. The Henlopen Fund has qualified as a regulated investment company under the Code in respect of each of the taxable years since commencement of The Henlopen Fund is and shall be, in compliance with the requirements of Section 851 of Subchapter M of the Code for each of the applicable fiscal periods ending on or prior to the Closing Date. The Henlopen Fund has timely provided to their shareholders any notices relating to the character of shareholder distributions or portions thereof required under Sections 852 or 853 of the Code and Section 19 of the Investment Company Act and have properly withheld or collected all taxes required by law to be withheld or collected from amounts payable to the shareholders of The Henlopen Fund and have timely remitted such withheld or collected taxes to the appropriate taxing authority, agency or body.

(f) Books and Records. The books and records of The Henlopen Fund reflecting, among other things, the purchase and sale of shares of The Henlopen Fund by its shareholders, the number of issued and outstanding shares owned by each shareholder and the state or other jurisdiction in which such shares were offered and sold, are complete and accurate in all material respects.

(g) Prospectus. The current prospectus and statement of additional information for The Henlopen Fund as of the date on which they were issued did not contain, and as supplemented by any supplements thereto dated prior to or on the Closing Date, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(h) Ability to Conduct Business. The Henlopen Fund is not subject to, or bound by, any judgment, order, writ, injunction or decree of any court, or of any governmental body, including the Commission, or of any arbitrator, that would prevent the conduct of business of The Henlopen Fund in accordance with current practice.

(i) Litigation or Proceedings. No litigation is pending or threatened, and no investigation, inquiry or governmental proceeding is pending or, to the best of Seller’s knowledge, threatened against or affecting The Henlopen Fund before any court, arbitrator or federal, state, local or foreign governmental or regulatory agency or authority or self-regulatory authority (including, but not limited to, the Commission, the Commodities Futures Trading Commission and the Internal Revenue Service) that would be reasonably likely to materially and adversely affect the business operation’s or financial condition of The Henlopen Fund or materially delay, materially hinder or prohibit the solicitation of proxies from shareholders of The Henlopen Fund.

(j) Absence of Undisclosed Liabilities. As of the Financial Statement Date, The Henlopen Fund had no material debts, obligations or liabilities, whether due or to become due, absolute, contingent or otherwise, that are required to be reflected in The Henlopen Fund Financial Statements in accordance with generally accepted accounting principles, that are not so reflected.

(k) No Pending Transaction. The Henlopen Fund is not a party to or bound by any agreement, undertaking or commitment (i) to merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation, trust or person or (ii) to sell, lease or exchange all or substantially all of their property and assets to any other corporation, trust or person.

(l) Suspension or Revocation of Adviser Registration. Except as set forth on Schedule 3.10(l), neither the Seller nor any Affiliated Person of Seller has been convicted of any felony or misdemeanor, described in Section 9(a)(1) of the Investment Company Act, nor has any investment adviser, or any “person associated” (as defined in the Investment Advisers Act) with any investment adviser, of The Henlopen Fund been subject, or presently is subject, to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the Securities Exchange Act, or for disqualification as an investment adviser, employee, officer or director of an investment company under Section 9 of the Investment Company Act, and, to Seller’s knowledge, there is no proceeding or investigation that is reasonably likely to become the basis for, any such disqualification, denial, suspension or revocation.

Section 3.11. Purchased Assets; Trade Rights. Except as set forth on Schedule 3.11, in order to conduct the management or operations of The Henlopen Fund, as such is currently being conducted, neither Seller nor Buyer require any assets other than the Purchased Assets. To the knowledge of Seller, Seller is not infringing and has not infringed any trade or other rights of another in the management or operations of The Henlopen Fund, nor is any other person infringing the trade rights of Seller. No one has made or threatened to make and claim that Seller is in violation of or has infringed any rights of any third parties with respect to its use of the “Henlopen” name. Seller does not pay any royalties or other consideration for the right to use any Purchased Assets or other trade rights. There is no litigation pending or, to the knowledge of Seller, threatened to challenge Seller’s right, title and interest with respect to its continued use and right to preclude others from using any Purchased Assets.

Section 3.12. Sales or Transfer Taxes. The transactions contemplated by this Agreement shall not result in either Buyer or Seller incurring any liability for sales, use, transfer or purchase taxes or fees under the laws of any state.

Section 3.13. Full Disclosure. No representation or warranty made by Seller herein nor any certificate furnished or to be furnished by Seller pursuant hereto contains or, at the date of its delivery, will contain any untrue statement of a material fact, or omits or will omit any statement of a material fact known to Seller and known by Seller to be required to make the statements herein or therein not misleading.

Section 3.14. Rule 485(a) Amendment. The information with respect to Seller and The Henlopen Fund in the Rule 485(a) Amendment and the related proxy statement of The Henlopen Fund (the “Proxy Statement”), on the effective date of the Rule 485(a) Amendment and at the time of the shareholders’ meeting to approve the Fund Transaction (a) will comply in all material respects with the provisions of the Securities Act, the Securities Exchange Act and the Investment Company Act and the rules and regulations thereunder and (b) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that none of the representations and warranties in this subsection shall apply to statements in or omissions from the Rule 485(a) Amendment or the Proxy Statement made in reasonable reliance upon and in conformity with information furnished by Buyer to Seller for use in the Rule 485(a) Amendment or the Proxy Statement.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.1. Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Buyer is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in every jurisdiction where the failure to be so qualified or licensed would be reasonably likely to have a Material Adverse Effect on the Buyer. Buyer has all requisite corporate power and authority to perform and comply with all of the terms, covenants and conditions to be performed and complied with by Buyer hereunder and thereunder.

Section 4.2. Authorization and Binding Obligation. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability hereof may be affected by bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights generally, or by general equity principles (whether applied in a court of law or a court of equity and including limitations on the availability of specific performance or other equitable remedies).

Section 4.3. No Violations. The execution, delivery and performance by Buyer of this Agreement and the documents contemplated hereby (i) will not conflict with any provision of Buyer’s articles of incorporation or by-laws; (ii) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality, except as will not individually or in the aggregate have a Material Adverse Effect with respect to Buyer or as will be cured by waiver prior to the Closing Date; and (iii) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Buyer is a party or which Buyer is bound, except as will not singly or in the aggregate have a Material Adverse Effect with respect to Buyer or as will be cured or waived prior to the Closing Date.

Section 4.4. Consents; Governmental/Regulatory Authorities. Buyer is not required to submit any notice, report or other filing with, or obtain any authorization, consent or approval from, any governmental authority or self-regulatory organization prior to the execution, delivery and performance by Buyer of this Agreement or the consummation of the transaction contemplated hereby, other than notices, reports or other filings, authorizations, consents or approvals relating to matters that, in the aggregate, will not have a Material Adverse Effect with respect to Buyer.

Section 4.5. Litigation; Proceedings. No litigation, proceeding or governmental investigation, or inquiry is pending or, to the best of Buyer’s knowledge, threatened, against Buyer that seeks to delay, hinder or prohibit execution of this Agreement or consummation of the transaction contemplated herein or that, if determined against Buyer would be reasonably likely to have a Material Adverse Effect on Buyer.

Section 4.6. Full Disclosure. No representation or warranty made by Buyer herein nor any certificate furnished or to be furnished by Buyer pursuant hereto contains or, at the date of its delivery, will contain any untrue statement of a material fact, or omits or will omit any statement of a material fact known to Buyer and known by Buyer to be required to make the statements herein or therein not misleading.

Section 4.7. No Disqualifying Conduct. Neither Buyer nor any Affiliated Person of Buyer is ineligible to serve as an employee, officer, director, member of an advisory board, investment adviser, depositor or principal underwriter of any investment company registered under the Investment Company Act by reason of any conviction of a felony or misdemeanor, described in Section 9(a)(1) of the Investment Company Act, or by reason of any order, judgment or decree of any court of competent jurisdiction, described in Section 9(a)(2) of the Investment Company Act, and is not subject to any order issued by the Commission under Section 9(b) of the Investment Company Act. Neither Buyer nor any “associated person” (as defined in the Investment Advisers Act) of Buyer that is registered as an investment adviser is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or an associated person thereof. To the best of Buyer’s knowledge, no facts exist with respect to Buyer, or any Affiliated Person or associated person of Buyer, which would form a basis for any such disqualification or ineligibility.

Section 4.8. Registered Investment Adviser. Buyer is registered as an investment adviser under the Investment Advisers Act. Buyer has delivered to Seller a true and complete copy of its current Form ADV, including Part II thereof.

Section 4.9. Compliance with Laws. Buyer’s business of providing investment advisory services to the Hennessy Funds is being operated in material compliance with all applicable laws, rules, regulations, ordinances, orders or requirements of all federal, state and local governmental or regulatory authorities. Buyer has complied in all material respects with all written notices and demands to it from all governmental or regulatory authorities with respect to the ownership, use and operation of all of its business and the provision of investment advisory services to the Hennessy Funds.

Section 4.10. Rule 485(a) Amendment. The Rule 485(a) Amendment and the Proxy Statement, on the effective date of the Rule 485(a) Amendment and at the time of the shareholders’ meeting to approve the Fund Transaction and insofar as they relate to Buyer, the Hennessy Cornerstone Growth Fund, Series II and the proposed Fund Transaction (a) will comply in all material respects with the provisions the Securities Act, the Securities Exchange Act and the Investment Company Act and the rules and regulations thereunder, and (b) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that none of the representations and warranties in this subsection shall apply to statements in or omissions from the Rule 485(a) Amendment or the Proxy Statement made in reasonable reliance upon and in conformity with information furnished by Seller, Hershey or The Henlopen Fund to Buyer for use in the Rule 485(a) Amendment or the Proxy Statement.

ARTICLE V COVENANTS

Section 5.1. Covenants of Seller. Seller hereby covenants to Buyer as follows:

(a) Maintenance of Business. Except as contemplated by this Agreement or with the prior written consent of Buyer, between the date hereof and the Closing Date, Seller shall operate Seller’s business as it relates to management of the investments of The Henlopen Fund in the ordinary course of business in accordance with past practices (except where such action would conflict with Seller’s obligations under this Agreement) and agrees not to engage in any extraordinary transactions affecting The Henlopen Fund.

(b) Approvals. Subject in all cases to any fiduciary duties to which it may be subject, Seller shall use its reasonable best efforts, prior to the Closing Date or earlier termination of this Agreement in accordance with its terms, to obtain the actions of the Board of Trustees of The Henlopen Fund enumerated in Section 7.1(c) and to cause The Henlopen Fund to solicit its shareholders with regard to approval of the Fund Transaction for which shareholder approval is required, as well as other matters relating directly or indirectly to such Fund Transaction, consistent with all requirements of the Investment Company Act and the Securities Exchange Act applicable to such solicitation.

(c) Access to Information. Subject to applicable confidentiality agreements, Seller shall allow Buyer and its authorized representatives on prior notice reasonable access at Buyer’s expense during normal business hours to Seller’s employees responsible for The Henlopen Fund, the books and records of The Henlopen Fund, the Purchased Assets and to all other properties, equipment and contracts relating to Seller’s business of providing investment advisory services to The Henlopen Fund for the purpose of review and inspection, and furnish or cause to be furnished to Buyer or its authorized representatives all information with respect to Seller’s business of providing investment advisory services to The Henlopen Fund as Buyer may reasonably request, it being understood that the rights of Buyer hereunder shall not be exercised in such a manner as to interfere with the operation of Seller’s business.

(d) Transition. Seller shall cooperate with and assist Buyer in effecting the transfer to Buyer of Seller’s business of providing investment advisory services to The Henlopen Fund as contemplated by this Agreement and shall provide the Buyer with such information maintained by Seller as Buyer may reasonably request to facilitate (i) preparation and filing of tax returns for The Henlopen Fund for their tax years next ending after the date of this Agreement and (ii) the provision of information to shareholders in compliance with the Code and the Investment Company Act.

(e) The Henlopen Fund Prospectus. Promptly after the date of this Agreement, Seller shall supplement, pursuant to Rule 497 of the

Commission under the Securities Act, the prospectus used to sell the shares of The Henlopen Fund pending the approval of the Fund Transaction by the shareholders of The Henlopen Fund to disclose the transactions contemplated by this Agreement.

(f) Rule 485(a) Amendment. Seller will cooperate with the Buyer with respect to the preparation and filing by Buyer of the Rule 485(a) Amendment, and will furnish to the Buyer the information relating to itself required by the Securities Act, the Securities Exchange Act and the Investment Company Act and the rules and regulations thereunder to be set forth in the Rule 485(a) Amendment.

(g) Contracts. Subject to Seller’s rights under Article IX, Seller shall not, without the prior written consent of Buyer or as contemplated by this Agreement (with notice to Buyer) (i) sell, assign or otherwise transfer or dispose of any of the Purchased Assets or (ii) enter into any contract relating to Seller’s business of providing investment advisory services to The Henlopen Fund after the date hereof, other than contracts that relate to the operations of the Seller or The Henlopen Fund in the ordinary course of their respective businesses, without receiving the written consent of Buyer prior to execution of such contracts. All requests for such consents shall be in writing and shall include a copy of each such contract.

(h) Discussions; Negotiations. Subject to Seller’s rights under Article IX, Seller shall not, without the prior written consent of Buyer, do any of the following: (i) share information concerning the Purchased Assets or The Henlopen Fund with, (ii) institute, continue, discuss, pursue or enter into any discussions, negotiations or agreements (whether preliminary or definitive) with, or (iii) entertain or respond to any offer, inquiry, initiation or invitation from, any person or entity other than Buyer concerning any merger, disposition or sale of any of the Purchased Assets or capital stock of the Seller or other business combination involving the Seller.

Section 5.2. Covenants of Buyer. Buyer hereby covenants to Seller as follows:

(a) Access to Information. Buyer shall provide Seller and Hershey with such information regarding Buyer and Affiliated Persons of Buyer as Seller or the Board of Directors of Seller may reasonably request to assist it in fulfilling its duties under the Investment Company Act and as may be reasonably necessary or desirable in connection with the solicitation of proxies from the shareholders of The Henlopen Fund.

(b) Rule 485(a) Amendment. Buyer will cooperate with the Seller and will use its reasonable best efforts to complete and file the Rule 485(a) Amendment, and will furnish to the Seller such number of copies of the Rule 485(a) Amendment as the Seller reasonably requests.

ARTICLE VI SPECIAL COVENANTS AND AGREEMENTS

Section 6.1. Fees and Expenses. Subject to Section 9.2, Buyer shall pay all fees, costs and expenses, including without limitation, printing, mailing and solicitation costs associated with the satisfaction of the condition set forth in Section 7.1(c) of this Agreement and with all

Commission filings related to the Fund Transaction and legal fees (which legal fees of Seller and The Henlopen Fund shall not exceed $10,000) associated with the review and filing of all proxy materials associated with the satisfaction of the condition set forth in Section 7.1(c) of this Agreement; provided, that counsel for Buyer shall prepare the first draft of all proxy materials associated with the satisfaction of the condition set forth in Section 7.1(c) of this Agreement. Subject to Section 9.2, each of Buyer and Seller shall be responsible for paying all of its other expenses, including legal fees, incurred in connection with this Agreement and the transactions contemplated herein, including the Fund Transaction.

Section 6.2. Brokers. Seller and Buyer each represent to the other that, other than the retention of Davenport & Company LLC by Seller and Hershey, they have not used any finder or broker in connection with the transaction contemplated by this Agreement. Buyer and Seller agree to indemnify and hold harmless the other party with respect to any claim or liability for any finders’ or brokers’ fees or commissions in connection with the transaction contemplated by this Agreement as a result of the indemnifying party’s conduct or alleged conduct upon which any such claim or liability is based.

Section 6.3. Noncompetition. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, Seller hereby covenants and agrees that for a period of three years from the Closing Date, it will not, directly or indirectly, organize, sponsor, provide investment advisory service to or otherwise assist any Mutual Fund or Wrap Account of any type or nature. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such overbroad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

Section 6.4. Confidential Information. Seller shall not at any time subsequent to the Closing, except as explicitly requested by Buyer, use for any purpose, disclose to any person, or keep or make copies of documents, or other records containing, any confidential information concerning the Purchased Assets or The Henlopen Fund, all such information being deemed to be transferred to the Buyer hereunder and/or pursuant to the Hershey APA.

Section 6.5. Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their reasonable best efforts to consummate the transaction contemplated hereby and to fulfill their obligations hereunder.

Section 6.6. Technical Assistance. From the Closing Date through the last day of the calendar quarter which begins immediately after the Closing Date, Seller shall provide a reasonable level of technical assistance without charge to Buyer respecting the day-to-day operations of The Henlopen

Fund. If on-site assistance is reasonably required at places other than Seller’s principal place of business, Buyer will pay for reasonable accommodations and travel cost of Seller’s personnel providing such on-site assistance, but Buyer shall not pay Seller’s compensation costs for such personnel.

Section 6.7. Covenants With Respect to Changes in Condition and Litigation.

(a) Litigation; Proceedings.

(i) From the date of this Agreement through the Closing Date or earlier termination of this Agreement in accordance with its terms: (a) Seller shall notify Buyer promptly of any actions, proceedings or investigations that from the date of this Agreement are commenced against (x) The Henlopen Fund or (y) the Seller and relate to the administration, management, operation or distribution of shares of The Henlopen Fund; and (b) Buyer shall notify Seller promptly of any actions, proceedings or investigations that from the date of this Agreement are commenced against any of the Hennessy Funds or Buyer or any of its Affiliates and relate to the administration, management, operation or distribution of the Hennessy Funds.

(ii) From the date of this Agreement through the Closing Date or earlier termination of this Agreement in accordance with its terms, Buyer shall notify Seller, and Seller shall notify Buyer, promptly of any actions, proceedings or investigations that are commenced against Buyer or any of its Affiliates or any actions, proceedings or investigations that are commenced against Seller or any of its Affiliates, respectively, that would be reasonably likely to affect adversely The Henlopen Fund, the Fund Transaction, the transactions contemplated herein or that would restrain or enjoin the consummation of, or declare unlawful, the Fund Transaction or the transactions contemplated herein, or cause such transaction to be rescinded or that would restrain or enjoin execution or performance of this Agreement.

(b) Change in Condition. From the date of this Agreement through the Closing Date or earlier termination of this Agreement, Seller agrees to advise Buyer promptly and in writing of any material adverse change in the financial condition, operations, properties or business of The Henlopen Fund, other than changes in the value of fund assets resulting from changes occurring in the financial or securities markets. From the date of this Agreement through the Closing Date or earlier termination of this Agreement, Seller agrees to advise Buyer promptly in writing of any change in the financial condition, operations, properties or business of Seller which individually or taken as a whole would have a Material Adverse Effect with respect to Seller.

Section 6.8. Covenants With Respect to Information in Proxy Materials and Registration Statements.

(a) Seller covenants that the last post effective amendment to the registration statement on Form N-1A filed by The Henlopen Fund with the Commission preceding the date of this Agreement, any subsequent post-effective amendment thereto hereafter filed by The Henlopen Fund prior to the shareholder approval of the Fund Transaction and any prospectus or supplement thereto used for the sale of shares of The Henlopen Fund and the proxy materials required for the shareholders’ meeting or meetings or meetings of

The Henlopen Fund called for the purpose, pursuant to the Investment Company Act, of approving the Fund Transaction or other matters relating directly or indirectly to the Fund Transaction do not or will not contain, at the time any such amendment becomes effective or any such prospectus is delivered in connection with a sale of shares of The Henlopen Fund or at the time such proxy materials are furnished or at the time of such meeting or meetings, any untrue statement of material fact or omit to state any material fact required to be stated therein, where necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading; provided, however, that this covenant shall not apply to any information or data provided by Buyer for use in the prospectus or proxy materials.

(b) Buyer covenants that any information or data provided by Buyer for use in and prospectus or prospectus supplements for The Henlopen Fund or the proxy materials required for the shareholders’ meeting or meetings of The Henlopen Fund called for the purpose, pursuant to the Investment Company Act, of approving the Fund Transaction or other matters relating directly or indirectly to the Fund Transaction will not contain, at the time any such prospectus or prospectus supplements is delivered, or at the times such proxy materials are furnished or at the time of such meeting or meetings, any untrue statement of material fact or omit to state any material fact required to be stated therein, where necessary in order to make the statements made therein, in the light of the circumstance under which they were made, not misleading.

Section 6.9. Access to Third Parties. Buyer and Seller shall agree on mutually acceptable procedures to contact The Henlopen Fund and third party providers of The Henlopen Fund or Seller including, but not limited to, auditors, transfer agents, administrators or any other service providers, and authorize such third party providers to communicate with Buyer and to provide information requested by Buyer.

Section 6.10. Cooperation Regarding Financial Matters. From the date of this Agreement, Seller and its representatives shall fully cooperate with, and provide to, Buyer all reasonable information and detail, and full and complete access to Seller’s financial and accounting personnel and books and records (including all accountants’ work papers and work product), as Buyer shall request.

ARTICLE VII CONDITIONS

Section 7.1. Conditions to Obligations of Buyer. All obligations of Buyer at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date, or such earlier date as is enumerated hereafter, of each of the following conditions, which may be waived, in writing, in whole or in part by Buyer:

(a) Representations and Warranties. All representations and warranties of Seller shall be true, correct and complete at and as of the Closing Date as though such representations and warranties were made at and as of such time, unless the facts causing such representation or warranty not to be true, correct or complete could not reasonably be expected to have a Material Adverse Effect with respect to Seller, Buyer or The Henlopen Fund.

(b) Covenants and Conditions. Seller shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) The Henlopen Fund Board Action. On or before April 15, 2005, the Board of Trustees of The Henlopen Fund shall have taken action:

(i) to approve the Fund Transaction and authorize and direct appropriate officers to take all necessary actions to fulfill the conditions precedent thereto; and

(ii) to call shareholders meetings of The Henlopen Fund to approve the Fund Transaction.

(d) Financing. Buyer shall have obtained the financing provided for in the commitment letter from U.S. Bank National Association dated as of November 3, 2004 on the terms and conditions substantially as set forth in such commitment letter.

(e) Shareholder Approval. The Fund Transaction shall have been approved by the requisite vote of the outstanding voting securities of The Henlopen Fund.

(f) Conditions Precedent to Fund Transaction. All conditions precedent to consummation of the Fund Transaction shall have been satisfied or complied with in all material respects prior to the Closing Date.

(g) Deliveries. Seller shall have made or stand willing and able to immediately make all the deliveries to Buyer set forth in Section 8.2.

(h) Covenants and Conditions to Hershey APA Closing. All Conditions to Obligations of Buyer set forth in Section 7.1 of the Hershey APA shall have been fulfilled or waived.

(i) Execution of Hershey Non-Compete and Hershey APA. The Hershey Non-Compete and Hershey APA shall have been executed by and between Hershey and Buyer.

Section 7.2. Conditions to Obligations of Seller. All obligations of Seller at the Closing hereunder are subject to the fulfillment prior to and at the Closing Date, or such earlier date as is enumerated hereafter, of each of the following conditions which may be waived, in writing, in whole or in part by Seller:

(a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement shall be true and complete at and as of the Closing Date as though such representations and warranties were made at and as of such time, unless the fact causing such representation or warranty not to be true, correct or compete could not reasonably be expected to have a Material Adverse Effect with respect to Buyer.

(b) Covenants and Conditions. Buyer shall have in all material respects performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) The Henlopen Fund Board Action. On or before April 15, 2005, the Board of Trustees of The Henlopen Fund shall have taken action:

(i) to approve the Fund Transaction and authorize and direct appropriate officers to take all necessary actions to fulfill the conditions precedent thereto; and

(ii) to call a shareholders meeting of The Henlopen Fund to approve the Fund Transaction.

(d) Shareholder Approval. The Fund Transaction shall have been approved by the requisite vote of the outstanding voting securities of The Henlopen Fund.

(e) Conditions Precedent to Fund Transaction. All conditions precedent to consummation of the Fund Transaction shall have been satisfied or complied with in all material respects prior to the Closing Date.

(f) Deliveries. Buyer shall have made or stand willing and able to immediately make all the deliveries set forth in Section 8.3.

(g) Covenants and Conditions to Hershey APA Closing. All Conditions to Obligations of Seller set forth in Section 7.2 of the Hershey APA shall have been fulfilled or waived.

(h) Execution of Hershey Non-Compete and Hershey APA. The Hershey Non-Compete and Hershey APA shall have been executed by and between Hershey and Buyer.

(i) Net Asset Value of The Henlopen Fund. The net assets of The Henlopen Fund at the close of business on the business day immediately preceding the Closing Date shall be at least $270,000,000, as certified by U.S. Bancorp Fund Services, LLC.

ARTICLE VIII CLOSING AND CLOSING DELIVERIES

Section 8.1. Closing. The Closing Date shall be five (5) business days after the satisfaction or waiver of the conditions set forth in Article VII of this Agreement or such other date that is agreed to in writing by the Buyer and Seller. The Parties shall use their commercially reasonable best efforts to expedite Closing. Closing shall be held at the offices of Buyer’s counsel, or at such other place as shall be mutually agreed upon by Buyer and Seller.

Section 8.2. Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a) Officer’s Certificate. A certificate, dated as of the Closing Date, executed on behalf of Seller by an authorized officer certifying that the conditions set forth in Sections 7.1(a) and (b) have been satisfied;

(b) Secretary’s Certificate. A certificate, dated as of the Closing Date, executed by Seller’s Secretary on Seller’s behalf certifying: (i) that the resolutions, as attached to such certificate, were duly adopted by Seller authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) that Seller has taken no action to dissolve and that no grounds exist for administrative of judicial action to dissolve the Seller and providing, as an attachment thereto, a certified certificate of good standing as of a date not more than fifteen (15) days before the Closing Date;

(c) Opinion of Counsel. Opinion of Seller’s counsel dated as of the Closing Date in a form reasonably acceptable to Buyer and its counsel as to the matters set forth in Schedule 8.2(c); and

(d) Delivery of Purchased Assets. Delivery by Seller to a location specified by Buyer of the Purchased Assets together with a Bill of Sale.

Section 8.3. Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

(a) Purchase Price. The Purchase Price as provided in Section 2.2(a);

(b) Officer’s Certificate. A certificate, dated as of the Closing Date, executed on behalf of Buyer by an authorized officer certifying that the conditions set forth in Section 7.2(a) and (b) have been satisfied;

(c) Secretary’s Certificate. A certificate, dated as of the Closing Date, executed by Buyer’s Secretary on its behalf certifying: (i) that the resolutions, as attached to such certificate, were duly adopted by Buyer’s Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect; and (ii) that Buyer has taken no action to dissolve and that no grounds exist for administrative or judicial action to dissolve the Buyer; and

(d) Opinion of Counsel. An opinion of Buyer’s counsel dated as of the Closing Date in a form reasonably acceptable to Seller and Seller’s counsel as to the matters set forth in Schedule 8.3(d).

ARTICLE IX TERMINATION

Section 9.1. Termination Rights. This Agreement and, subject to the provisions of this Article IX, the obligations hereunder may be terminated and the transaction contemplated hereby abandoned:

(a) By Buyer if any of the conditions set forth in Section 7.1 hereof shall not have been satisfied or waived by Buyer as of the time for the Closing Date provided in Section 8.1, or as of such earlier date as is enumerated in Section 7.1; or

(b) By Seller if all of the conditions set forth in Section 7.2 hereof shall not have been satisfied or waived by Seller as of the time for the Closing Date provided in Section 8.1, or as of such earlier date as is enumerated in Section 7.2; or

(c) By Buyer or Seller if there is in effect on the Closing Date (or the latest permissible time for the Closing Date provided in Section 8.1) any judgment, decree or order that would prevent or make unlawful the Closing hereunder; or

(d) By mutual consent of Buyer and Seller.

Any termination of this Agreement pursuant to this Section 9.1 shall be effected by notice in writing to the other party.

Section 9.2. Effect of Termination. If this Agreement is terminated pursuant to and in accordance with Section 9.1, the termination shall be without liability of any party, or of any Affiliate of such party, or any shareholder, director, trustee, officer, employee, agent, consultant or representative, of such party or of any of its Affiliates, to the other party to this Agreement; provided, however, that, if the termination shall result from the breach by a party of any covenant or agreement of such party contained in this Agreement, such party responsible for the breach shall be fully liable for any and all reasonable costs and expenses (including reasonable counsel fees and disbursements) sustained or incurred by the non-breaching party, not to exceed $250,000; and provided further that the terms of the confidentiality obligations referred to in Section 6.4 shall survive any termination of this Agreement; and provided further that, notwithstanding anything herein to the contrary, if this Agreement is terminated by Seller in connection with the failure of the satisfaction of the condition precedent set forth in Section 7.2(i), then Seller shall pay all of Buyer’s reasonable fees, costs and expenses incurred in connection with the transactions contemplated by this Agreement, the Hershey Non-Compete, and the Hershey APA.

ARTICLE X REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

SECTION 10.1. Representations and Warranties. The representations and warranties contained in this Agreement shall survive until twelve months after Closing.

Sectiion 10.2. Indemnification by Seller. Seller shall indemnify, defend and hold harmless the Buyer against any and all claims, actions, damages, obligations, losses, liabilities, costs and expenses of Buyer or The Henlopen Fund of which Buyer gives Seller notice pursuant to Section 10.4(a) on or before the expiration of the survival period as set forth above (including reasonable attorneys’ fees, costs of collection and other costs of defense) (collectively, “Damages”), arising from or in connection with any breach of any representation or warranty of Seller or any covenant by Seller contained in this Agreement or from any litigation, the basis of which relates to the period prior to the Closing Date except for such litigation as described in the schedules to Article III hereof. All amounts recovered by Buyer as a result of claims, actions, damages, obligations, losses, liabilities, costs and expenses of The Henlopen Fund shall be recovered by Buyer on behalf of The Henlopen Fund and Buyer shall promptly transfer all such recoveries to The Henlopen Fund.

Section 10.3. Indemnification by Buyer. Buyer shall indemnify defend and hold harmless Seller against any and all claims, actions, damages, obligations, losses, liabilities, costs and expenses of which Seller gives Buyer notice pursuant to Section 10.4(a) on or before the expiration of the survival period as set forth above (including reasonable attorney’s fees and costs of collection and other costs of defense) (collectively, “Damages”) incurred or suffered arising from or in connection with any breach of any representation or warranty of Buyer or any covenant by Buyer contained in this Agreement, including any failure of Buyer to pay amounts owed to Seller pursuant to Section 2.2 hereof.

Section 10.4. Procedure for Indemnification. The procedure for seeking indemnification shall be as follows.

(a) The party claiming indemnification (the “Claimant”) shall promptly give notice to the party from whom indemnification is claimed (the “Indemnifying Party”) of any claim, whether between the parties or brought by a third party, specifying (i) the factual basis for such claim and (ii) if known, the estimated amount of the claim. If the claim relates to an action, suit or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five (5) business days after written notice of such action, suit or proceeding was given to Claimant. Such notice shall not be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement, unless (and only to the extent that) failure to give such notice materially prejudices the rights of the Indemnifying Party with respect to such actions or proceedings.

(b) Following receipt of notice from the Claimant of a claim for indemnification, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate legal remedy.

(c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. Notwithstanding the election of the Indemnifying Party to assume the defense of such action, the Claimant shall have the right to employ separate counsel and to participate in the defense of such action, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of separate counsel if (a) in the reasonable judgment of the Claimant the use of counsel chosen by the Indemnifying Party to represent the Claimant would present such counsel with a conflict of interest; (b) the defendants in, or targets of, any such action include both the Indemnifying Party and the Claimant, and the Claimant shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Claimant); (c) the Indemnifying Party shall not have employed counsel satisfactory to the Claimant, in the exercise of the Claimant’s reasonable judgment, to represent the Claimant within a reasonable time after notice of the institution of such action; or (d) the Indemnifying Party shall authorize in writing the Claimant to employ separate counsel at the expense of the Indemnifying Party. If the Indemnifying Party chooses to defend any claim, the Claimant shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense, subject to attorney client privilege and confidentiality agreements. In any event, the Claimant, the Indemnifying Party and the Indemnifying Party’s counsel (and, if applicable, the Claimant’s counsel), shall cooperate (at no material cost to the Claimant other than the cost of Claimant’s counsel) in the compromise of, or defense against, any such asserted liability. If the Indemnifying Party assumes the defense of such an action, no compromise or settlement thereof may be effected by the Indemnifying Party without the Claimant’s consent (which shall in any event not be unreasonably withheld) unless (i) there is no finding or admission of any violation of the rights of any person by the Claimant and no effect on any other claims that may be made against the Claimant and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

(d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

(e) The Claimant may not compromise any such claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld.

(f) The indemnification rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, directors, officers, employees, Affiliates and agents of the Claimant although for the purpose of the procedures set forth in this Section 10.4, any indemnification claims by such parties shall be made by and through the Claimant.

(g) The indemnification obligations of Buyer and Seller under this Article X shall constitute the sole and exclusive remedies of Buyer and Seller for recovery of money damages after the Closing Date.

Section 10.5. Limitations.

(a) Neither Buyer nor Seller shall be liable to the other under this Article X for any damages until the aggregate amount of damages otherwise due the party being indemnified exceeds One Hundred Thousand Dollars ($100,000).

(b) Neither Buyer nor Seller shall have aggregate indemnity obligations in an amount in excess of fifty percent (50%) of the Purchase Price.

Section 10.6. Setoff. The Parties shall have the right to setoff payments otherwise due to the other Party hereunder based on claims, expenses, liability or damages covered by this Article X or otherwise; provided, however, that such rights shall first be subject to the decision of a mutually agreed upon mediator or arbitrator who may, pursuant to mutually agreed upon procedures, require the Party setting off amounts otherwise due to the other Party to pay such amounts pending the resolution of the disputes underlying such setoff.

ARTICLE XI MISCELLANEOUS

Section 11.1. Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested (iii) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt or on the date receipt is confirmed as set forth in the confirmation of the properly transmitted facsimile, and (iv) addressed as follows:

If to Seller:	Landis Associates LLC
53 Henlopen Drive
Apartment 50
Lewes, DE 19958
Attn: Michael L. Hershey
FAX: 610-925-0417

with copies	(which shall not constitute notice) to:

McCarter & English, LLP
919 N. Market Street, Suite 1800
Wilmington, DE 19801
Attention: Michael P. Kelly, Esq.
FAX: 302-984-6399

If to Buyer:	Neil J. Hennessy
Hennessy Advisors, Inc.
The Courtyard Square
750 Grant Avenue, Suite 100
Novato, CA 94945
FAX: 415-899-1559

with copies	(which shall not constitute notice) to:

Richard L. Teigen
Foley & Lardner LLP
777 East Wisconsin Avenue
37th Floor
Milwaukee, Wisconsin 53202
FAX: 414-297-4900

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.1; provided that any facsimile should be sent to a number provided by the intended recipient.

Section 11.2. Publicity. All announcements, press releases and other communications concerning the transactions contemplated by this Agreement shall be made only after mutual agreement by the parties as to the content and timing thereof; provided, however, that nothing in this Section 11.2 shall prohibit Buyer or Seller from making such disclosure that it reasonably believes is required by law, including any applicable securities law or other legal disclosure obligations.

Section 11.3. Benefit and Binding Effect. Neither party hereto may assign this Agreement without the prior written consent of the other party hereto, except that Buyer may assign some or all of its rights and obligations under this Agreement to any member of the affiliated group of corporations of which Buyer is a part or to any purchaser of successor to Buyer’s business, provided that such assignee agrees in writing to be bound by the provisions of this Agreement. This Agreement is for the sole benefit of and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of any other person.

Section 11.4. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the substantive laws of (without regard to conflict of law principles), and the sole forum for the judicial resolution of any dispute arising under this Agreement shall be, the State of Delaware.

Section 11.5. Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

Section 11.6. Gender and Rules of Construction. All references in this Agreement to the masculine gender shall include the feminine and neuter genders, and vice versa, and all references to the singular shall include the plural, and vice versa. Any reference to any Section, Schedule or Exhibit contained in this Agreement shall refer to such Section, Schedule or Exhibit as set forth in or attached to this Agreement, notwithstanding use of or failure to use the term “hereof,” “hereto” or “herein” in connection with such reference.

Section 11.7. Entire Agreement. This Agreement, all Schedules hereto, and all documents and certificates to be delivered by the parties pursuant hereto collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. All Schedules required by this Agreement shall be deemed part of this Agreement and incorporated herein, where applicable, as if fully set forth herein. This Agreement supersedes all prior negotiations between Buyer and Seller and all letters of intent and other writings relating to such negotiations, and cannot be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought.

Section 11.8. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument. An electronic facsimile or photocopy of this Agreement shall be deemed an original and may be admitted in evidence for all purposes.

[Signature lines appear on following page.]

IN WITNESS WHEREOF, this Agreement has been executed by Buyer and Seller as of the date first above written.

HENNESSY ADVISORS, INC.

By:	/s/
Neil J. Hennessy, President

LANDIS ASSOCIATES LLC

By:	/s/
Michael L. Hershey, President

Schedule 2.2(c)

ALLOCATION OF PURCHASE PRICE

The Purchase Price Allocation will be based on the results of the Appraisal and the adjustment to the Purchase Price prior to the Closing, in the manner referenced in Section 2.2(d) of the Agreement.

Schedule 8.2(c)

MATTERS COVERED BY OPINION OF COUNSEL TO SELLER

Seller is duly organized and validly existing under the laws of the State of Delaware and has the company power to conduct the business in which it is currently engaged.

Seller (i) has all necessary company power and authority to execute, deliver and perform its obligations under the Agreement and the documents contemplated thereby, and (ii) has taken all necessary company action to authorize such execution, delivery and performance.

The Agreement and the documents contemplated thereby have been duly executed and delivered on behalf of Seller, and constitute the legal, valid and binding obligation of Seller, enforceable against the Seller in accordance with their terms, such enforcement subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application affecting creditors’ rights and the application of general principles of equity.

The execution, delivery and performance by Seller of the Agreement and the documents contemplated thereby (i) will not conflict with any provision of Seller’s certificate of formation or operating agreement and (ii) to the knowledge of Seller’s counsel, will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality.

Seller is not required to submit any notice, report or other filing with, or obtain any authorization, consent or approval from, any governmental authority or self-regulatory organization prior to the execution, delivery and performance by Seller of the Agreement or the consummation of the transaction contemplated therein.

Schedule 8.3(d)

MATTERS COVERED BY OPINION OF COUNSEL TO BUYER

Buyer is duly incorporated and validly existing under the laws of the State of California, and has the corporate power to conduct the business in which it is currently engaged.

Buyer (i) has all necessary corporate power and authority to execute, deliver and perform its obligations under the Agreement and the documents contemplated thereby, and (ii) has taken all necessary corporate action to authorize such execution, delivery and performance.

The Agreement and the documents contemplated thereby have been duly executed and delivered on behalf of Buyer, and constitute the legal, valid and binding obligation of Buyer, enforceable against the Buyer in accordance with their terms, such enforcement subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws of general application affecting creditors’ rights and the application of general principles of equity.

The execution, delivery and performance by Buyer of the Agreement and the documents contemplated thereby (i) will not conflict with any provision of Buyer’s articles of incorporation or by-laws and (ii) will not conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, order, ordinance, injunction, decree, rule, regulation or ruling of any court or governmental instrumentality.

Buyer is not required to submit any notice, report or other filing with, or obtain any authorization, consent or approval from, any governmental authority or self– regulatory organization prior to the execution, delivery and performance by Buyer of the Agreement or the consummation of the transaction contemplated therein.

DISCLOSURE SCHEDULE

OF SELLER

TO THE ASSET PURCHASE AGREEMENT (the “Agreement”)

Between

HENNESSY ADVISORS, INC. (“Buyer”)

And

LANDIS ASSOCIATES LLC (“Seller”)

This Disclosure Schedule is furnished by Seller to the Buyer as of the date hereof pursuant to and as part of the Asset Purchase Agreement by and between Buyer and Seller. Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement. Headings have been assigned to various sections of the Disclosure Schedule for convenience of reference only and shall not be construed to affect the meaning or construction of the language in the body of such Sections.

This Disclosure Schedule is qualified in its entirety by the Agreement, and shall not be construed as indicating that such matter is required to be disclosed, nor shall any disclosure be construed as an admission, or that such information is material with respect to Seller.

In no event shall the listing of other Documents or matters in this Disclosure Schedule be deemed or interpreted to broaden or otherwise amplify the Seller’s representations and warranties, covenants or agreements contained in the Agreement.

Dated: March 15, 2005

Schedule 3.8

LEGAL ACTIONS

1.	Securities and Exchange Commission, Plaintiff v. Michael L. Hershey, Robert D. Lear, Landis Associates, LLC, and Tremont Medical, Inc., Defendants, In the United States District Court for the Eastern District of Pennsylvania, Civil Action No. 04-CV-2742, Hon. John P. Fullam.

Settlement negotiations are pending, and may be concluded. In the event such settlement (or any judgment) occurs prior to Closing such result shall not constitute a material adverse change under Sections 6.7(b) or 7.1 of the Agreement even if the result includes an admission of violating Commission regulations by Landis and/or Hershey or includes an agreement restricting future work; provided, no violation involving The Henlopen Fund is admitted or alleged. In the event such settlement (or any judgment) occurs after Closing such result shall not constitute an indemnifiable event under Article X of the Agreement even if the result includes an admission of violating Commission regulations by Landis and/or Hershey or includes an agreement restricting future work; provided, no violation involving The Henlopen Fund is admitted or alleged,.

Schedule 3.10(d)

THE HENLOPEN FUND - CONTRACTS

1.	The Management Agreement.

2.	Administrative Agreement between The Henlopen Fund and Fiduciary Management, Inc. dated October 29, 1992, as amended by Amendment to Administrative Agreement, dated August 8, 2001.

3.	Custodian Agreement between The Henlopen Fund and First Wisconsin Trust Company, dated October 27, 1992.

4.	Transfer Agent Agreement between The Henlopen Fund and First Wisconsin Trust Company, dated October 27, 1992, as amended by Amendment to Transfer Agent Servicing Agreement between The Henlopen Fund and U.S. Bancorp Fund Services, LLC (successor in interest to First Wisconsin Trust Company), dated November 20, 2003.

5.	Services Agreement between The Henlopen Fund, Seller, and Charles Schwab & Co., dated December 15, 1997, as amended by Amendment to Services Agreement between The Henlopen Fund, Seller, and Charles Schwab & Co., dated April 1, 2003.

6.	Services Agreement between The Henlopen Fund, Seller, Fidelity Brokerage Services, Inc. and National Financial Services Corporation, dated March 11, 1999.

7.	Services Agreement between The Henlopen Fund and American Express Financial Advisors, Inc., dated September 2, 1999.

8.	Amendment to Services Agreement (Agency Trading Agreement) between The Henlopen Fund and National Financial Services, LLC, dated May 4, 2004.

Schedule 3.10(l)

THE HENLOPEN FUND – SUSPENSION/REVOCATION OF ADVISER REGISTRATION

See response to Schedule 3.8.

Schedule 3.11

PURCHASED ASSETS; TRADE RIGHTS

The Buyer will not be acquiring the services of any personnel used to operate the Henlopen Fund and will not, pursuant to this Agreement be acquiring the services, goodwill or non-compete covenant of Michael L. Hershey. Buyer will have to enter into a new investment advisory contract with The Henlopen Fund.